Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
March 27, 2007	Swank, Inc.
Taunton, MA 02780
508-822-2527

SWANK, INC.
NEW YORK, NEW YORK

SWANK, INC. ANNOUNCES PROMOTIONS

NEW YORK, March 27, 2007 -- Swank, Inc. announced today that John Tulin has been named Chairman of the Board of Swank.  Mr. Tulin will continue to serve as the Company’s Chief Executive Officer.  The Company has also named Eric P. Luft to the position of President, and Jerold R. Kassner, as the Company’s Executive Vice President.  Mr. Kassner will continue to serve as the Company’s Chief Financial Officer, Treasurer and Secretary.

        Mr. Tulin was elected President and Chief Executive Officer of the Company in 1995 and has served as a director since 1975.  Mr. Kassner has been Chief Financial Officer of the Company since 1997.  Mr. Luft, was elected a Senior Vice President in 1993 after serving for several years as a Divisional Vice President for the Company’s Men’s Accessories Division, and most recently as President of Swank’s Men’s Division.  He was elected to the Company’s board of directors in December 2000.

        Commenting on the moves, Mr. Tulin said “During the past several years, the Company has experienced significant growth in sales and earnings and in the number of licensed and private brands we offer our customers. We have increased our market share with existing customers and have developed some exciting new customers. In addition, we are developing our Luxury Division in our effort to expand the Company’s presence in that rapidly growing market. We believe that these promotions will help position us for the future to take the fullest advantage of all our opportunities.”

        Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company’s actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

        Swank designs and markets men’s jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Nautica”, “Geoffrey Beene”, “Claiborne”, “Guess?", “Chaps”, “Donald Trump”, “Tumi”, “Ted Baker”, “Pierre Cardin”, “Steve Harvey”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

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